Exhibit 99.1

February 2, 2018

Building on our Success in a Dynamic Marketplace

Since closing on the historic combination of Dell, EMC and VMware, it’s clear that the largest merger in IT industry history has been a success. Dell Technologies’ value proposition of being “#1 in everything all in one place” is resonating with customers, partners and industry analysts.

We have leadership in 13 Gartner Magic Quadrant reports. We are the leaders in 24 IDC market share categories. Our customers believe in what we’re doing with 91% saying Dell and EMC have delivered on their pre-merger promises. And our partners believe in what we’re doing with Global Channels revenue up double-digits in first half of FY18. Additionally, VMware has enjoyed tremendous success since joining the Dell Technologies family, delivering innovative new solutions and double-digit growth.

We are in excellent financial condition. We have repaid approximately $10B of gross debt since the close of Dell/EMC. We are also excited about the positive impact of tax reform on the US economy and believe any impact for Dell Technologies, based on what we know today, will be more than manageable.

Now, as part of our ongoing multi-year strategic planning, Dell Technologies is evaluating a number of potential business opportunities. As you can see from our results, we do this from a position of strength, with a desire to grow Dell Technologies and its businesses even faster and thrive in the very dynamic IT marketplace.

Today, Dell Technologies has made a 13D filing that makes public that our Board of Directors is evaluating potential business opportunities, including:

•	Business as usual – continue with the existing ownership structure

•	Public offering (IPO) of Dell Technologies Common Stock

•	Business combination with VMware

We would normally keep our deliberations confidential until a particular course of action is determined, but because Dell Technologies owns ~82% of VMware, we are required to make a public filing with the U.S. Securities and Exchange Commission.

Nothing has been decided and alternatives are just being considered at this stage. While this process continues, it is business as usual for team members, customers and partners with no changes to current structures, practices and processes. There will be continued press coverage and speculation, and it’s important to stay focused on delivering for customers and closing the quarter strongly.

For my part, I remain completely committed to our mission and extremely excited about the opportunities ahead.

Thanks to all of you for helping make Dell Technologies a success, and thanks in advance for your support as we continue to explore opportunities to build on that success and better serve our customers.